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                                                                   EXHIBIT 23.1

           CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement of eMachines, Inc. on Form S-8 of our reports on the consolidated financial statements and supplemental schedule of eMachines, Inc. and subsidiaries as of December 30, 2000 and December 31, 1999 and for each of the two years ended December 30, 2000 and for the period from September 18, 1998 (inception) to December 31, 1998, appearing in the Annual Report on Form 10-K of eMachines, Inc. for the year ended December 30, 2000, and to the reference to us under the heading "Expert" in the Prospectus, which is part of this Registration Statement.

                                          /s/ Deloitte & Touche, LLP

Los Angeles, California
May 17, 2001